As filed with the Securities and Exchange Commission on April 4, 2013

Registration No. 333-_____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AS SEEN ON TV, INC.

(Exact name of registrant as specified in its charter)

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Florida	80-0149096
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.

14044 Icot Boulevard, Clearwater, FL	33760
(Address of Principal Executive Offices)	(Zip Code)

eDiets.com, Inc. Stock Option Plan eDiets.com, Inc. Amended and Restated Equity Incentive Plan (Full Title of the Plans)

Dennis W. Healey

Chief Financial Officer

As Seen On TV, Inc.

14044 Icot Boulevard,

Clearwater, FL 33760

(Name and address of agent for service)

(727) 288 2738

(Telephone number, including area code, of agent for service)

Copy to: Brian Pearlman, Esq. Pearlman Schneider LLP 2200 Corporate Boulevard, NW, Suite 210 Boca Raton, FL 33431 (561) 362 9595

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(5)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee(6)
Assumed options, 1999 Plan, Common Stock(1)(2)	56,963	$11.29	(6)	$643,112.27	$87.72
Assumed options, 2010 Plan, Common Stock(1)(3)	2,823,105	$2.58	(6)	$7,283,610.90	$993.49
Assumed 2010 Plan, Common Stock(4)	2,243,695	$0.33	(7)	$740,419.35	$100.99
Total	5,123,763				$1,182.20

(1)

Pursuant to an Agreement and Plan of Merger dated October 31, 2012 by and among As Seen On TV Inc. (the “Registrant”), eDiets.com Inc. (the “eDiets.com”) and eDiets Acquisition Company, a wholly owned subsidiary of the Registrant, the Registrant assumed the eDiets.Com Amended and Restated Equity Incentive Plan (the “2010 Plan”) and the eDiets.com, Inc. Stock Option Plan (the “1999 Plan”) and all options issuable under such plans.  This registration statement is filed for the purpose of registering (i) 2,880,068 shares of common stock (the “Common Stock”) of the Registrant issuable pursuant to outstanding equity awards under the 1999 Plan and the 2010 Plan assumed by the Registrant in connection with its acquisition of eDiets.com; and (ii) 2,243,695 shares of Common Stock available for future equity awards pursuant to the 2010 Plan assumed by the Registrant in connection with its acquisition of eDiets.com.

(2)

Represents 56,963 shares of Common Stock issuable upon the exercise of outstanding options under the 1999 Plan which were assumed by the Registrant.

(3)

Represents 2,823,105 shares of Common Stock issuable upon the exercise of outstanding options under the 2010 Plan which were assumed by the Registrant.

(4)

Represents shares reserved for grants under the 2010 Plan which was assumed by the Registrant.

(5)

To the extent permitted by Rule 416 of the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares of Common Stock of the Registrant as may be issuable as a result of the anti-dilution provisions pursuant to future stock splits, stock dividends or similar transactions.

(6)

The proposed maximum offering price per share has been estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based on the weighted average exercise price of the assumed options.

(7)

Calculated solely for the purpose of this offering under Rule 457 (c) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of Common Stock of the Registrant on April 2, 2013, as reported by the OTC Bulletin Board.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed for the purpose of registering (i) 2,880,068 shares of the common stock of As Seen On TV, Inc. issuable pursuant to outstanding equity awards assumed by us in connection with our acquisition of eDiets.com, Inc. (“eDiets”), which were outstanding under the Diets.Com Amended and Restated Equity Incentive Plan (the “2010 Plan”), and the eDiets.com, Inc. Stock Option Plan (the “1999 Plan”); and (ii) 2,243,695 shares of common stock available for future equity awards pursuant to the 2010 Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required by Part I of Form S-8 is omitted from this registration statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8.  The documents containing such information are not being filed with the Securities and Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The documents containing the information specified in Part I will be delivered to the participants in the 1999 Plan and 2010 Plan as required by Rule 428(b)(1).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC by us, are incorporated by reference herein, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K:

Commission Filing (File No. 000-53539)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended March 31, 2012
Quarterly Reports on Form 10-Q and 10-Q/A	Period ended June 30, 2012 Period ended September 30, 2012 Period ended December 31, 2012
Current Reports on Form 8-K and 8-K/A

March 19, 2013; March 14, 2013; March 6, 2013; February 22, 2013; February 19, 2013; January 4, 2013; December 18, 2012; December 13, 2012; December 4, 2012; November 16, 2012; November 1, 2012; September 25, 2012; September 13, 2012; August 8, 2012; July 5, 2012

All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold

After the date of this registration statement
Description of our Common Stock contained in registration statement on Form 8-A, SEC File No. 000-53539, and any amendment or report filed for the purpose of updating such description	December 24, 2008

Item 4.

Description of Securities.

Not applicable.

Item 5.

Interests of Named Experts and Counsel.

Not applicable.

Item 6.

Indemnification of Directors and Officers.

Under Section 607.0831 of the Florida Business Corporation Act (the “FBCA”), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes:

(a)

a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful,

(b)

a transaction from which the director derived an improper personal benefit, either directly or indirectly,

(c)

a circumstance under which the liability provisions of Section 607.0834 are applicable,

(d)

in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or

(e)

in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0850 of the FBCA, a corporation has power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.

In addition, under Section 607.0850 of the FBCA, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Under Section 607.0850 of the FBCA, the indemnification and advancement of expenses provided pursuant to Section 607.0850 of the FBCA are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

(a)

a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

(b)

a transaction from which the director, officer, employee or agent derived an improper personal benefit;

(c)

in the case of a director, a circumstance under which the above liability provisions of Section 607.0834 are applicable; or

(d)

willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Our Restated Articles of Incorporation provides that we have the power to indemnify our directors, officers, and other employees to the fullest extent permitted by law. Our By-Laws further provide that we shall indemnify to the fullest extent permitted by current or future legislation or current or future judicial or administrative decisions (to the extent such future legislation or decisions permit us to provide broader indemnification rights than permitted prior to such legislation or decisions), each person who is a party or witness to any proceeding (whether civil, criminal, administrative or investigative) against any liability (including any judgment, settlement, penalty or fine) or cost, charge or expense (including attorneys fees) by reason of the fact that such indemnified person is or was a director, officer or employee of our company, or is or was an agent as to whom we had agreed to grant such indemnification, or is or was serving at our request as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, or is or was serving as an agent of such corporation, partnership, joint venture, trust or other enterprise.

We maintain directors’ and officers’ liability insurance for our directors and officers.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

Exhibit Number	Exhibits
5.1	Opinion of Pearlman Schneider LLP*
10.65	eDiets.com, Inc. Amended and Restated Equity Incentive Plan, as amended (incorporated by reference to the eDiets.com Inc. Current Report Form 8-K as filed on February 10, 2012)
10.66	eDiets.com, Inc. Stock Option Plan (incorporated by reference to the eDiets.com, Inc. registration statement on a form SB-2, SEC File No. 333-93971, as filed on December 30, 1999, as amended)
23.1	Consent of Eisner Amper LLP*
23.2	Consent of Pearlman Schneider LLP (included in Exhibit 5.1)*

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*

filed herewith.

Item 9.

Undertakings.

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on this 4th day of April 2013.

As Seen On TV, Inc.

By:	/s/ Dennis W. Healey
Dennis W. Healey
Chief Financial Officer (Principal Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Dennis W. Healey his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dennis W. Healey	Chief Financial Officer	April 4, 2013
Dennis W. Healey	(Principal Financial and Accounting Officer)

/s/ Kevin Harrington	Senior Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors	April 4, 2013
Kevin Harrington

/s/ Adrian Swain	Controller	April 4, 2013
Adrian Swain

/s/ Greg Adams	Director	April 4, 2013
Greg Adams

/s/ Randolph Pohlman	Director	April 4, 2013
Randolph Pohlman

/s/ Kevin A. Richardson, II	Director	April 4, 2013
Kevin A. Richardson, II

Exhibit Index

Exhibit Number	Exhibits
5.1	Opinion of Pearlman Schneider LLP
23.1	Consent of Eisner Amper LLP
23.2	Consent of Pearlman Schneider LLP (included in Exhibit 5.1)